PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-222672 and 333-222672-01 Dated October 10, 2018

JPMorgan Chase Financial Company LLC Trigger GEARS

$1,954,500 Linked to an Unequally Weighted Basket of One Fund and Five Equity Indices due October 15, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an unequally weighted basket (the “Basket”) of the WisdomTree India Earnings Fund (the “Fund”), the Hang Seng® Index, the Nikkei 225 Index, the EURO STOXX 50® Index, the S&P/ASX 200 Index and the FTSE® 100 Index (each, an “Index” and together, the “Indices”) (each of the Fund and the Indices, an “Underlying” and together, the “Underlyings”). If the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Upside Gearing of 1.75. If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold (70.00% of the Initial Basket Value), JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value and could lose all of your principal amount. The closing value of the WisdomTree India Earnings Fund is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in any Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑    Enhanced Growth Potential — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Basket. If the Basket Return is negative, investors may be exposed to the negative Basket Return at maturity.

❑    Downside Exposure with Contingent Repayment of Principal at Maturity — If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date	October 10, 2018
	Original Issue Date (Settlement Date)[1]	October 15, 2018
	Final Valuation Date[2]	October 12, 2021
	Maturity Date[2]	October 15, 2021
	[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger GEARS linked to an unequally weighted basket of one fund and five equity indices.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlyings	Basket Weight	Initial Value	Upside Gearing	Initial Basket Value	Downside Threshold	CUSIP / ISIN
WisdomTree India Earnings Fund (Bloomberg Ticker: EPI)	20.00%	$22.00	1.75	100	70, which is 70% of the Initial Basket Value	48130V566 / US48130V5663
Hang Seng® Index (Bloomberg ticker: HSI)	20.00%	26,193.07
Nikkei 225 Index (Bloomberg ticker: NKY)	20.00%	23,506.04
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	20.00%	3,266.90
S&P/ASX 200 Index (Bloomberg ticker: AS51)	10.00%	6,049.807
FTSE® 100 Index (Bloomberg ticker: UKX)	10.00%	7,145.74

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to an Unequally Weighted Basket of One Fund and Five Equity Indices	$1,954,500	$10.00	—	—	$1,954,500	$10.00

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor and UBS will act as a placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.992 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf
t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the WisdomTree India Earnings Fund is a “Fund” and each of the Hang Seng® Index, the Nikkei 225 Index, the EURO STOXX 50® Index, the S&P/ASX 200 Index and the FTSE® 100 Index is an “Index.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t     You believe the level of the Basket will increase over the term of the Securities.

t     You are willing to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the Fund or the stocks included in the other Underlyings.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t     You believe the level of the Basket will decline over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

t     You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You seek current income from your investment or prefer not to forgo dividends paid on the Fund or the stocks included in the other Underlyings.

t     You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlyings, please see the section titled “The WisdomTree India Earnings Fund,” “The Hang Seng® Index,” “The Nikkei 225 Index,” “The EURO STOXX 50® Index,” “The S&P/ASX 200 Index,” and “The FTSE® 100 Index” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Basket:	The Securities are linked to an unequally weighted basket (the “Basket”) of the WisdomTree India Earnings Fund (the “Fund), the Hang Seng® Index, the Nikkei 225 Index, the EURO STOXX 50® Index, the S&P/ASX 200 Index and the FTSE® 100 Index (each, an “Index” and together, the “Indices”) (each of the Fund and the Indices, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each a “Basket Weight”), are set forth below.
	Underlying	Basket Weight
	WisdomTree India Earnings Fund	20.00%
	Hang Seng® Index	20.00%
	Nikkei 225 Index	20.00%
	EURO STOXX 50® Index	20.00%
	S&P/ASX 200 Index	10.00%
	FTSE® 100 Index	10.00%
Term:	3 years
Payment at Maturity (per $10 principal amount Security):

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return × Upside Gearing)

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative, and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

In this scenario, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Upside Gearing:	1.75
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Closing Level of the Basket:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]
[1] The closing value and the Share Adjustment Factor of the Fund are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Initial Value:	With respect to each Underlying, the closing value of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	With respect to each Underlying, the closing value[1] of that Underlying on the Final Valuation Date
Underlying Return:	With respect to each Underlying, (Final Value – Initial Value) Initial Value
Downside Threshold:	70.00% of the Initial Basket Value, as specified on the cover of this pricing supplement
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing value of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Investment Timeline

Trade Date	The closing value of each Underlying is observed, the Initial Basket Value is set equal to 100, the Downside Threshold is determined and the Upside Gearing is finalized.

Maturity Date

The Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return ×
Upside Gearing)

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of notes at the issue price. The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities . If the Basket Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Basket Value has not declined below the Downside Threshold. If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, you will be exposed to the full decline of the Basket and will lose some or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Basket is above the Downside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Basket Value is not below the Downside Threshold. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Basket from the Initial Basket Value to the Final Basket Value. The contingent repayment of principal based on whether the Final Basket Value is below the Downside Threshold applies only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	The Probability That the Final Basket Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlyings — “Volatility" refers to the frequency and magnitude of changes in the level of the Basket. Greater expected volatility with respect to the Basket reflects a higher expectation as of the Trade Date that the Basket could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Basket’s volatility can change significantly over the term of the Securities. The level of the Basket could fall sharply, which could result in a significant loss of principal.

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the values of the Underlyings;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities underlying the Underlyings;
t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by or included in the Underlyings trade and the correlation among those rates and the values of the Underlyings; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the values of the Underlyings may not correlate with each other. At a time when the value of one or more Underlyings increases, the value of one or more other Underlyings may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the value of one or more of the Underlyings may be moderated, or more than offset, by a lesser increase or decline in the value of one or more other Underlyings. In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Securities.
t	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Held by or Included in the Underlyings — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by or included in the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by or included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Index. The sponsor of each Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Held by or Included in the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by or included in the Underlyings and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Value, which is based on the closing value of each Underlying on the Final Valulation Date, without taking into consideration the value of dividends on the Fund or the equity securities held by or included in the Underlyings.
t	No Affiliation with the Fund or the Issuers of the Equity Securities Held by the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities held by the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities held by the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities held by the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities held by the Fund, whether contained in SEC filings or otherwise.
t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities — The actual performance of the Basket over the term of the Securities may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Securities.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Value of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivatives products on an Underlying may adversely affect the value of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Underlyings

t	There Are Risks Associated with the Fund — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
t	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Index as well as the Net Asset Value per Share — The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying

Index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index.  Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund.  As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Non-U.S. Securities Risk — The equity securities held by or included in each Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	Emerging Markets Risk with Respect to the Fund — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
t	The Notes Are Subject to Currency Exchange Risk with Respect to the Fund — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the value of the Fund will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate values;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	Anti-Dilution Protection Is Limited With Respect to the Fund — Although the calculation agent will adjust the closing value of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing value of the Fund, the market value of your Securities and any payment on the Securities may be materially and adversely affected.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates With Respect to the Indices — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices are based, although any currency fluctuations could affect the performance of the Indices and, therefore, the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and assume a Downside Threshold of 90 and a hypothetical Upside Gearing of 1.20. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement. The actual Downside Threshold and Upside Gearing are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Basket Value, the Downside Threshold and the Upside Gearing and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10 issue price (%)
150.00	50.00%	$16.00	60.00%
140.00	40.00%	$14.80	48.00%
130.00	30.00%	$13.60	36.00%
120.00	20.00%	$12.40	24.00%
110.00	10.00%	$11.20	12.00%
105.00	5.00%	$10.60	6.00%
102.00	2.00%	$10.24	2.40%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 1 — The level of the Basket increases by 10% from the Initial Basket Value of 100 to the Final Basket Value of 110.

Because the Basket Return is 10%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Basket Return × Upside Gearing)

$10.00 + ($10.00 × 10.00% × 1.20) = $11.20

Example 2— The level of the Basket decreases by 5% from the Initial Basket Value of 100 to the Final Basket Value of 95.

Because the Basket Return is negative and the Final Basket Value is greater than the Downside Threshold, at maturity, JPMorgan Financial will pay you your principal amount of $10 per $10 principal amount Security.

Example 3 — The level of the Basket decreases by 40% from the Initial Basket Value of 100 to the Final Basket Value of 60.

Because the Basket Return is -40% and the Final Basket Value is less than the Downside Threshold of 90, at maturity, JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10 + ($10 × Basket Return)
$10 + ($10 × -40.00%) = $6.00

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (amounts have been rounded for ease of reference):

Underlyings	Basket Weight	Initial Value
WisdomTree India Earnings Fund	20.00%	100.00*
Hang Seng® Index	20.00%	100.00*
Nikkei 225 Index	20.00%	100.00*
EURO STOXX 50® Index	20.00%	100.00*
S&P/ASX 200 Index	10.00%	100.00*
FTSE® 100 Index	10.00%	100.00*
*The actual Initial Value for each Underlying is specified on the cover of this pricing supplement. The hypothetical Initial Value for each Underlying of $100.00 or 100.00, as applicable, has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Hang Seng® Index,” “The Nikkei 225 Index,” “The EURO STOXX 50® Index,” “The WisdomTree India Earnings Fund,” “The S&P/ASX 200 Index,” and “The FTSE® 100 Index” in this pricing supplement.

Example 1 — On the Final Valuation Date, each Underlying closes above its Initial Value.

Underlyings	Basket Weight	Initial Value	Final Value	Underlying Return
WisdomTree India Earnings Fund	20.00%	$100.00	$108.00	8.00%
Hang Seng® Index	20.00%	100.00	105.00	5.00%
Nikkei 225 Index	20.00%	100.00	104.00	4.00%
EURO STOXX 50® Index	20.00%	100.00	103.00	3.00%
S&P/ASX 200 Index	10.00%	100.00	103.00	3.00%
FTSE® 100 Index	10.00%	100.00	107.00	7.00%
Closing Level of the Basket:	100 × [1 + (8.00% × 20.00%) + (5.00% × 20.00%) + (4.00% × 20.00%) + (3.00% × 20.00%) + (3.00% × 10.00%) + (7.00% × 10.00%)] = 105

A closing level of the Basket of 105 represents a 5% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, each Underlying closes below its Initial Price.

Underlyings	Basket Weight	Initial Value	Final Value	Underlying Return
WisdomTree India Earnings Fund	20.00%	$100.00	$80.00	-20.00%
Hang Seng® Index	20.00%	100.00	83.00	-17.00%
Nikkei 225 Index	20.00%	100.00	87.00	-13.00%
EURO STOXX 50® Index	20.00%	100.00	90.00	-10.00%
S&P/ASX 200 Index	10.00%	100.00	88.00	-12.00%
FTSE® 100 Index	10.00%	100.00	82.00	-18.00%
Closing Level of the Basket:	100 × [1 + (-20.00% × 20.00%) + (-17.00% × 20.00%) + (-13.00% × 20.00%) + (-10.00% × 20.00%) + (-12.00% × 10.00%) + (-18.00% × 10.00%)] = 85

A closing level of the Basket of 85 represents a 15% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, two of the more heavily weighted Underlyings close below its Initial Value, offsetting the increase of the other Underlyings.

Underlyings	Basket Weight	Initial Value	Final Value	Underlying Return
WisdomTree India Earnings Fund	20.00%	$100.00	$50.00	-50.00%
Hang Seng® Index	20.00%	100.00	50.00	-50.00%
Nikkei 225 Index	20.00%	100.00	105.00	5.00%
EURO STOXX 50® Index	20.00%	100.00	105.00	5.00%
S&P/ASX 200 Index	10.00%	100.00	110.00	10.00%
FTSE® 100 Index	10.00%	100.00	110.00	10.00%
Closing Level of the Basket:	100 × [1 + (-50.00% × 20.00%) + (-50.00% × 20.00%) + (5.00% × 20.00%) + (5.00% × 20.00%) + (10.00% × 10.00%) + (10.00% × 10.00%)] = 84

A closing level of the Basket of 84.00 represents a 16.00% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is unequally weighted, increases in the values of the lower weighted Underlyings and two of the more heavily weighted Underlyings are offset by the decrease in the values of the two other more heavily weighted Underlyings. In this example, even though the Underlying Return of each of the Nikkei 225 Index, the EURO STOXX 50® Index, the S&P/ASX 200 Index, and the FTSE® 100 Index are positive, the significant negative Underlying Return of each of the WisdomTree India Earnings Fund and the Hang Seng® Index results in a Final Basket Value that is less the Initial Basket Value.

Example 4 — On the Final Valuation Date, two of the more heavily weighted Underlyings close above its Initial Value, but this increase is offset by the decline of the other Underlyings.

Underlyings	Basket Weight	Initial Value	Final Value	Underlying Return
WisdomTree India Earnings Fund	20.00%	$100.00	$140.00	40.00%
Hang Seng® Index	20.00%	100.00	140.00	40.00%
Nikkei 225 Index	20.00%	100.00	75.00	-25.00%
EURO STOXX 50® Index	20.00%	100.00	75.00	-25.00%
S&P/ASX 200 Index	10.00%	100.00	25.00	-75.00%
FTSE® 100 Index	10.00%	100.00	25.00	-75.00%
Closing Level of the Basket:	100 × [1 + (40.00% × 20.00%) + (40.00% × 20.00%) + (-25.00% × 20.00%) + (-25.00% × 20.00%) + (-75.00% × 10.00%) + (-75.00% × 10.00%)] = 90

A closing level of the Basket of 90.00 represents a 10.00% decline in the level of the Basket from the Initial Basket Value.

Although the Basket is unequally weighted, significant decreases in the values of the lower weighted Underlyings and two of the more heavily weighted Underlyings more than offset the significant increase in the values of the two other more heavily weighted Underlyings. In this example, even though the Underlying Return of the WisdomTree India Earnings Fund and the Hang Seng® Index were positive, the significant negative Underlying Return of each of the Nikkei 225 Index, the EURO STOXX 50® Index, the S&P/ASX 200 Index and the FTSE® 100 Index together results in a Final Basket Value that is less the Initial Basket Value.

The Basket

The following graph shows the daily hypothetical performance of the Basket from February 22, 2008 (the first day in 2008 on which the closing values of all the Underlyings were published) through October 10, 2018, assuming that the closing level of the Basket on February 22, 2008 was 100 and that the Underlyings on those dates were weighted as specified in the “Final Terms” in this pricing supplement. The dotted line represents the Downside Threshold of 70.00, equal to 70% of the Initial Basket Value. The hypothetical historical daily Basket performance data in this graph was determined using the closing levels of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Securities Generally — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities.”

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2013, 2014, 2015, 2016 and 2017 and the first, second and third calendar quarters of 2018. Partial data is provided for the fourth calendar quarter of 2018. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical performance of any Underlying as an indication of future performance.

The WisdomTree India Earnings Fund

The WisdomTree India Earnings Fund is an exchange-traded fund of the WisdomTree Trust, a registered investment company, that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index, which we refer to as the Underlying Index for the WisdomTree India Earnings Fund. The WisdomTree India Earnings Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date. For additional information about the WisdomTree India Earnings Fund, see Annex A in this pricing supplement.

Historical Information Regarding the WisdomTree India Earnings Fund

The following table sets forth the quarterly high and low closing values of the WisdomTree India Earnings Fund, based on daily closing values of the WisdomTree India Earnings Fund as reported by Bloomberg, without independent verification. The closing value of the WisdomTree India Earnings Fund on October 10, 2018 was $22.00. We obtained the closing values of the WisdomTree India Earnings Fund above and below from Bloomberg, without independent verification. The closing values may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical values of the WisdomTree India Earnings Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	$20.50	$17.75	$17.97
4/1/2013	6/30/2013	$19.18	$15.38	$16.20
7/1/2013	9/30/2013	$16.84	$13.31	$15.32
10/1/2013	12/31/2013	$17.64	$15.54	$17.44
1/1/2014	3/31/2014	$18.96	$15.73	$18.96
4/1/2014	6/30/2014	$23.45	$18.93	$22.47
7/1/2014	9/30/2014	$23.54	$21.66	$21.91
10/1/2014	12/31/2014	$23.55	$20.78	$22.05
1/1/2015	3/31/2015	$24.33	$21.40	$22.80
4/1/2015	6/30/2015	$23.77	$20.67	$21.67
7/1/2015	9/30/2015	$22.42	$17.76	$19.92
10/1/2015	12/31/2015	$21.14	$18.51	$19.86
1/1/2016	3/31/2016	$19.74	$16.67	$19.51
4/1/2016	6/30/2016	$20.42	$18.67	$20.19
7/1/2016	9/30/2016	$22.36	$20.27	$21.62
10/1/2016	12/31/2016	$22.11	$19.49	$20.20
1/1/2017	3/31/2017	$24.13	$20.38	$24.13
4/1/2017	6/30/2017	$25.46	$24.18	$24.51
7/1/2017	9/30/2017	$26.85	$24.69	$25.17
10/1/2017	12/31/2017	$27.84	$25.08	$27.84
1/1/2018	3/31/2018	$29.40	$25.51	$26.22
4/1/2018	6/30/2018	$26.79	$24.69	$25.17
7/1/2018	9/30/2018	$27.11	$24.11	$24.11
10/1/2018	10/10/2018*	$24.05	$22.00	$22.00

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the WisdomTree India Earnings Fund from February 22, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification. The inception date of the WisdomTree India Earnings Fund is February 22, 2008.

Past performance of the WisdomTree India Earnings Fund is not indicative of the future performance of the WisdomTree India Earnings Fund.

The Hang Seng® Index

The Hang Seng® Index is a free-float adjusted market capitalization weighted index designed to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng® Index, see “Equity Index Disruptions – The Hang Seng® Index” in the accompanying underlying supplement.

Historical Information Regarding the Hang Seng® Index

The following table sets forth the quarterly high and low closing values of the Hang Seng® Index, based on daily closing values of the Hang Seng® Index as reported by Bloomberg, without independent verification. The closing value of the Hang Seng® Index on October 10, 2018 was 26,193.07. We obtained the closing values of the Hang Seng® Index above and below from Bloomberg, without independent verification. You should not take the historical values of the Hang Seng® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	23,822.06	22,041.86	22,299.63
4/1/2013	6/30/2013	23,493.03	19,813.98	20,803.29
7/1/2013	9/30/2013	23,502.51	20,147.31	22,859.86
10/1/2013	12/31/2013	24,038.55	22,463.83	23,306.39
1/1/2014	3/31/2014	23,340.05	21,182.16	22,151.06
4/1/2014	6/30/2014	23,319.17	21,746.26	23,190.72
7/1/2014	9/30/2014	25,317.95	22,932.98	22,932.98
10/1/2014	12/31/2014	24,111.98	22,585.84	23,605.04
1/1/2015	3/31/2015	24,909.90	23,485.41	24,900.89
4/1/2015	6/30/2015	28,442.75	25,082.75	26,250.03
7/1/2015	9/30/2015	26,282.32	20,556.60	20,846.30
10/1/2015	12/31/2015	23,151.94	21,274.37	21,914.40
1/1/2016	3/31/2016	21,327.12	18,319.58	20,776.70
4/1/2016	6/30/2016	21,622.25	19,694.33	20,794.37
7/1/2016	9/30/2016	24,099.70	20,495.29	23,297.15
10/1/2016	12/31/2016	23,952.50	21,574.76	22,000.56
1/1/2017	3/31/2017	24,593.12	22,134.47	24,111.59
4/1/2017	6/30/2017	26,063.06	23,825.88	25,764.58
7/1/2017	9/30/2017	28,159.77	25,340.85	27,554.30
10/1/2017	12/31/2017	30,003.49	28,154.97	29,919.15
1/1/2018	3/31/2018	33,154.12	29,459.63	30,093.38
4/1/2018	6/30/2018	31,541.08	28,356.26	28,955.11
7/1/2018	9/30/2018	28,920.90	28,345.04	27,788.52
10/1/2018	10/10/2018*	27,126.38	26,172.91	26,193.07

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the Hang Seng® Index from January 2, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification.

Past performance of the Hang Seng® Index is not indicative of the future performance of the Hang Seng® Index.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. For additional information about the Nikkei 225 Index, see “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement.

Historical Information Regarding the Nikkei 225 Index

The following table sets forth the quarterly high and low closing values of the Nikkei 225 Index, based on daily closing values of the Nikkei 225 Index as reported by Bloomberg, without independent verification. The closing value of the Nikkei 225 Index on October 10, 2018 was 23,506.04. We obtained the closing values of the Nikkei 225 Index above and below from Bloomberg, without independent verification. You should not take the historical values of the Nikkei 225 Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	12,635.69	10,486.99	12,397.91
4/1/2013	6/30/2013	15,627.26	12,003.43	13,677.32
7/1/2013	9/30/2013	14,808.50	13,338.46	14,455.80
10/1/2013	12/31/2013	16,291.31	13,853.32	16,291.31
1/1/2014	3/31/2014	16,121.45	14,008.47	14,827.83
4/1/2014	6/30/2014	15,376.24	13,910.16	15,162.10
7/1/2014	9/30/2014	16,374.14	14,778.37	16,173.52
10/1/2014	12/31/2014	17,935.64	14,532.51	17,450.77
1/1/2015	3/31/2015	19,754.36	16,795.96	19,206.99
4/1/2015	6/30/2015	20,868.03	19,034.84	20,235.73
7/1/2015	9/30/2015	20,841.97	16,930.84	17,388.15
10/1/2015	12/31/2015	20,012.40	17,722.42	19,033.71
1/1/2016	3/31/2016	18,450.98	14,952.61	16,758.67
4/1/2016	6/30/2016	17,572.49	14,952.02	15,575.92
7/1/2016	9/30/2016	17,081.98	15,106.98	16,449.84
10/1/2016	12/31/2016	19,494.53	16,251.54	19,114.37
1/1/2017	3/31/2017	19,633.75	18,787.99	18,909.26
4/1/2017	6/30/2017	20,230.41	18,335.63	20,033.43
7/1/2017	9/30/2017	20,400.78	19,274.82	20,400.78
10/1/2017	12/31/2017	22,939.18	20,400.78	22,764.94
1/1/2018	3/31/2018	24,124,15	20,617.86	21,454.30
4/1/2018	6/30/2018	23,002.37	21,292.29	22,304.51
7/1/2018	9/30/2018	24,120.04	21,546.99	24,120.04
10/1/2018	10/10/2018*	24,270.62	23,469.39	23,506.04

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the Nikkei 225 Index from January 4, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification.

Past performance of the Nikkei 225 Index is not indicative of the future performance of the Nikkei 225 Index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing values of the EURO STOXX 50® Index, based on daily closing values of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification. The closing value of the EURO STOXX 50® Index on October 10, 2018 was 3,266.90. We obtained the closing values of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification. You should not take the historical values of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,602.69	3,388.22	3,602.69
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/30/2018	3,527.18	3,293.36	3,399.20
10/1/2018	10/10/2018*	3,414.16	3,266.90	3,266.90

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information Regarding the S&P/ASX 200 Index

The following table sets forth the quarterly high and low closing values of the S&P/ASX 200 Index, based on daily closing values of the S&P/ASX 200 Index as reported by Bloomberg, without independent verification. The closing value of the S&P/ASX 200 Index on October 10, 2018 was 6,049.807. We obtained the closing values of the S&P/ASX 200 Index above and below from Bloomberg, without independent verification. You should not take the historical values of the S&P/ASX 200 Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	5,146.905	4,690.250	4,966.499
4/1/2013	6/30/2013	5,220.987	4,655.960	4,802.591
7/1/2013	9/30/2013	5,307.061	4,710.289	5,218.877
10/1/2013	12/31/2013	5,441.411	5,062.516	5,352.210
1/1/2014	3/31/2014	5,462.309	5,070.311	5,394.831
4/1/2014	6/30/2014	5,536.073	5,358.948	5,395.747
7/1/2014	9/30/2014	5,658.511	5,264.217	5,292.812
10/1/2014	12/31/2014	5,549.130	5,152.343	5,411.018
1/1/2015	3/31/2015	5,975.491	5,299.237	5,891.505
4/1/2015	6/30/2015	5,982.694	5,422.487	5,459.010
7/1/2015	9/30/2015	5,706.715	4,918.429	5,021.629
10/1/2015	12/31/2015	5,351.565	4,909.555	5,295.900
1/1/2016	3/31/2016	5,270.475	4,765.346	5,082.785
4/1/2016	6/30/2016	5,408.017	4,924.385	5,233.375
7/1/2016	9/30/2016	5,587.392	5,197.500	5,435.921
10/1/2016	12/31/2016	5,699.068	5,156.556	5,665.800
1/1/2017	3/31/2017	5,896.229	5,610.972	5,864.905
4/1/2017	6/30/2017	5,956.523	5,665.721	5,721.494
7/1/2017	9/30/2017	5,785.102	5,655.420	5,729.330
10/1/2017	12/31/2017	6,088.143	5,651.766	6,065.129
1/1/2018	3/31/2018	6,135.807	5,759.365	5,759.365
4/1/2018	6/30/2018	6,232.134	5,751.924	6,194.633
7/1/2018	9/30/2018	6,352.236	6,128.717	6,207.561
10/1/2018	10/10/2018*	6,185.486	6,041.070	6,049.807

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the S&P/ASX 200 Index from January 2, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification.

Past performance of the S&P/ASX 200 Index is not indicative of the future performance of the S&P/ASX 200 Index.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information Regarding the FTSE® 100 Index

The following table sets forth the quarterly high and low closing values of the FTSE® 100 Index, based on daily closing values of the FTSE® 100 Index as reported by Bloomberg, without independent verification. The closing value of the FTSE® 100 Index on October 10, 2018 was 7,145.74. We obtained the closing values of the FTSE® 100 Index above and below from Bloomberg, without independent verification. You should not take the historical values of the FTSE® 100 Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2013	3/31/2013	6,529.41	6,027.37	6,411.74
4/1/2013	6/30/2013	6,840.27	6,029.10	6,215.47
7/1/2013	9/30/2013	6,681.98	6,229.87	6,462.22
10/1/2013	12/31/2013	6,777.70	6,337.91	6,749.09
1/1/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/1/2015	3/31/2015	7,037.67	6,366.51	6,773.04
4/1/2015	6/30/2015	7,103.98	6,520.98	6,520.98
7/1/2015	9/30/2015	6,796.45	5,898.87	6,061.61
10/1/2015	12/31/2015	6,444.08	5,874.06	6,242.32
1/1/2016	3/31/2016	6,203.17	5,536.97	6,174.90
4/1/2016	6/30/2016	6,504.33	5,923.53	6,504.33
7/1/2016	9/30/2016	6,941.19	6,463.59	6,899.33
10/1/2016	12/31/2016	7,142.83	6,693.26	7,142.83
1/1/2017	3/31/2017	7,429.81	7,099.15	7,322.92
4/1/2017	6/30/2017	7,547.63	7,114.36	7,312.72
7/1/2017	9/30/2017	7,542.73	7,215.47	7,438.84
10/1/2017	12/31/2017	7,620.68	7,300.49	7687.77
1/1/2018	3/31/2018	7,778.64	6,888.69	7,056.61
4/1/2018	6/30/2018	7,877.45	7,030.46	7,636.93
7/1/2018	9/30/2018	7,776.65	7,273.54	7,510.20
10/1/2018	10/10/2018*	7,510.28	7,145.74	7,145.74

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 10, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the FTSE® 100 Index from January 2, 2008 through October 10, 2018, based on information from Bloomberg, without independent verification.

Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

 Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

Annex A

 The WisdomTree India Earnings Fund

All information contained in this pricing supplement regarding the WisdomTree India Earnings Fund (the “EPI Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”). The EPI Fund is an investment portfolio managed by WisdomTree, the investment adviser to the EPI Fund and by BNY Mellon Asset Management North America Corporation (“BNY Mellon Asset Management”), the sub-adviser to the EPI Fund. The EPI Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

The EPI Fund seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “IEI Index”). The IEI Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date. See “— The WisdomTree India Earnings Index” below for more information about the IEI Index.

The EPI Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the IEI Index. The EPI Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the IEI Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the IEI Index as a whole.

The performance of the EPI Fund and the IEI Index may vary for a variety of reasons. For example, the EPI Fund incurs operating expenses and portfolio transaction costs, while also managing cash flows and potential operational inefficiencies, not incurred by the IEI Index. In addition, the EPI Fund may not be fully invested in the securities of the IEI Index at all times or may hold securities not included in the IEI Index or may be subject to pricing differences, differences in the timing of dividend accruals, tax gains or losses, currency convertibility and repatriation, operational inefficiencies and the need to meet various new or existing regulatory requirements. For example, it may take several business days for additions and deletions to the IEI Index to be reflected in the portfolio composition of the EPI Fund. The use of sampling techniques may affect the EPI Fund’s ability to achieve close correlation with the IEI Index. By using a representative sampling strategy, the EPI Fund generally can be expected to have a greater non-correlation risk and this risk may be heighted during times of market volatility or other unusual market conditions.

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the EPI Fund. Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the WisdomTree Trust, WisdomTree, BNY Mellon Asset Management and the EPI Fund, please see the EPI Fund’s prospectus. In addition, information about EPI Fund, WisdomTree and BNY Mellon Asset Management may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the EPI Fund’s website at https://www.wisdomtree.com/etfs. Information contained in the EPI Fund’s website is not incorporated by reference in, and should not be considered a part of, this document.

 The WisdomTree India Earnings Index

All information contained in this pricing supplement regarding the WisdomTree India Earnings Index (the “IEI Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, WisdomTree Investments, Inc. (“WTI”). The IEI Index was developed by WTI and is calculated, maintained and published by WTI. WTI has no obligation to continue to publish, and may discontinue the publication of, the IEI Index.

The IEI Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”

The IEI Index measures the stock performance of companies incorporated in India that pass WTI’s selection, liquidity and market capitalization requirements. In September of each year, the IEI Index is reconstituted, with each components’ weight adjusted based on the earnings generated by each component company, adjusted for an investable weighting factor that takes into account shares available to be purchased by foreign investors. The IEI Index is calculated using primary market prices in U.S. dollars.

Membership Criteria

To be eligible for inclusion in the IEI Index, component companies must be covered by WisdomTree’s independent index calculation agent meet the minimal liquidity requirements established by WTI. To be included in the IEI Index, shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date” for the IEI Index (after the close of trading on the last trading day in August).

Eligible component companies must have their shares listed on the Indian National Stock Exchange or the Bombay (Mumbai) Stock Exchange. Eligible companies must be incorporated in India and have earned at least $5 million in their fiscal year prior to the annual reconstitution in September. Only securities whose foreign ownership restriction limits have yet to be breached are eligible for inclusion in the index. Companies need to have a market capitalization of at least $200 million on the Screening Date. Shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Screening Date. Components need to have had a price/earnings ratio of at least 2 as of the Screening Date.

Common stocks, tracking stocks and holding companies, including real estate holding companies, are eligible for inclusion. Security types that are excluded from the index are: limited partnerships, royalty trusts, passive foreign investment companies (PFICS), American depositary receipts (ADRs), preferred stocks, closed-end funds, exchange-traded funds and derivative securities such as warrants and rights.

Base Date and Base Value

A base value for the IEI Index was set at 200 at the close of trading on November 30, 2007.

Calculation and Dissemination

The following formula is used to calculate the index level of the IEI Index:

Where

Si = number of shares in the IEI Index for security i.

Pi = price of security i.

Ei = cross rate of currency of security i versus the U.S. dollar. If security i is priced in U.S. dollars, then Ei will equal 1.

D = divisor.

The IEI Index is calculated every weekday. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent IEI Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the IEI Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the IEI Index computation. IEI Index values are calculated in U.S. dollars, and disseminated on an end-of-day basis.

Capping

The following capping rules are applied in order:

1.	Should any sector achieve a weight equal to or greater than 25% of the IEI Index, the weight of the companies will be proportionally reduced to 25% as of the annual Screening Date.
2.	A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date/ weight of security in the IEI Index) will be greater than $200 million to be eligible for the IEI Index. If a security’s volume factor falls below $200 million at the annual screening, but is currently in the IEI Index, it will remain in the IEI Index. The securities’ weight will be adjusted downwards by an adjustment factor equal to its volume factor divided by $400 million.
3.	In the event a security has a calculated volume factor (average daily volume traded over the preceding three months divide by weight in the IEI Index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment equals to the weight before adjustment multiplied by the calculated volume factor divided by $400 million. The implementation of the volume factor may cause an increase in the sector weights above the specified caps.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date. All sector cappings are conducted based on the Global Industry Classification Standard sector classifications.

Weighting

The IEI Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that earnings play in its total return. The initial weight of a component in the IEI Index at the annual reconstitution is based on reported net income in the most recent fiscal year prior to the annual reconstitution.

The reported net income number is then multiplied by a second factor developed by a third party independent calculation agent called the “Investability Weighting Factor” (the “IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. This “Earnings Factor” is then calculated for every component in the IEI Index and then summed. Each component’s weight, at the Weighting Date for the IEI Index, is equal to its Earnings Factor divided by the sum of all Earnings Factors for all the components in the IEI Index. The “Weighting Date” is when component weights are set; it occurs immediately after the close of trading on the second Friday of September. New component weights take effect before the opening of trading on the first Monday following the third Friday of September (the “Reconstitution Date”).

The IEI Index will be modified, if the following should occur: Should any company achieve a weighting equal to or greater than 24% of the IEI Index, its weighting will be reduced to 20% at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced. Moreover, should the “collective weight” of component securities whose individual current weights equal or exceed 5% of the IEI Index, when added together, equal or exceed 50% of the IEI Index, the weightings in those component securities will be reduced proportionately so that their collective weight equals 40% of the IEI Index at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced in proportion to their weightings before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

Dividend Treatment

Normal dividend payments are not taken into account in the IEI Index. However, special dividends from non-operating income require index divisor adjustments to prevent the distribution from distorting the IEI Index.

Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, the most liquid share class will be included in the IEI Index. Conversion of a share class into another share class not in the IEI Index results in the conversion of the share class being phased out into the surviving share class.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company additions and deletions, stock splits, stock dividends, corporate restructurings, spin-offs or other corporate actions. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the component companies in the IEI Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances and increases or decreases in earnings between reconstitutions, do not require changes in the index shares or the stock prices of the component companies of the IEI Index. Other corporate actions, such as special dividends, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions or when the index calculation agent for the IEI Index typically applies such corporate actions. Whenever possible, changes to the components of the IEI Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

Additions to the IEI Index are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in September. No additions are made to the IEI Index between annual reconstitutions, except in the cases of certain spin-off companies defined below.

Shares of companies that are de-listed or acquired by a company outside of the IEI Index are deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the IEI Index. A component company that files for bankruptcy is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a company re-incorporates outside of a defined domicile, it is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a component company is acquired by another company in the IEI Index for stock, the acquiring company’s shares and weight in the IEI Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the IEI Index, although index shares are adjusted to reflect the reclassification.

Spin-Offs and IPOs

Should a company be spun off from an existing component company, it is allowed to stay in the IEI Index until the next annual reconstitution. The weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. Companies that go public in an initial public offering (IPO) and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the IEI index.

Index Divisor Adjustments

Changes in the IEI Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the IEI Index’s continuity. By adjusting the divisor, the IEI Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not already described, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed or that re-incorporate outside of a defined domicile in the intervening weeks between the Screening Point and the Reconstitution Date are not included in the IEI Index, and the weights of the remaining components are adjusted accordingly.